EXHIBIT 99.1

Midway’s Pan Project Resource Increases to More Than 1 Million Ounces of Gold
White Pine County, Nevada

October 4, 2011

Denver, Colorado– Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announces an updated resource estimate that exceeds one million ounces of gold in the Measured and Indicated categories for the Pan Project, located 29 km southeast of Eureka, Nevada. The 1.13 million ounces of gold are contained in 37 million tonnes of 0.49 grams per tonne (gpt) gold in the Measured category and 43 million tonnes of 0.40 gpt gold in the Indicated category using a 0.14 gpt gold cutoff grade.  This current gold resource remains open in multiple directions and additional exploration drilling is planned.

Ken Brunk, President and Chief Operating Officer of Midway said, “Our Pan resource grew to over one million ounces due to expansion of the South Pan gold deposit by drilling in 2011 and modeling the mineralization in Central Pan (the area between North and South Pan).  We expect this 19% increase in gold ounces will have a positive impact on our mine design at Pan.  We are adjusting proposed pit configurations and the operating cost estimates to include these additional resources in the Feasibility Study which is currently in progress. This may extend the time to complete the Feasibility Study but is not expected to impact our planned 2013 production target date.”

Updated Resource Estimate, Pan Project, Nevada
Measured Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	27,352,000	0.59	520,000
0.21	30,857,000	0.55	547,000
0.14	36,920,000	0.49	579,000
0.07	50,924,000	0.38	622,000

Indicated Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	27,126,000	0.52	453,000
0.21	32,652,000	0.47	495,000
0.14	43,118,000	0.40	551,000
0.07	73,925,000	0.27	645,000

Measured Plus Indicated Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	54,478,000	0.56	974,000
0.21	63,509,000	0.51	1,042,000
0.14	80,037,000	0.44	1,130,000
0.07	124,849,000	0.32	1,268,000

Inferred Resource
Cutoff (gpt)	Tonnes	Grade (gpt)	Gold ounces
0.27	1,771,000	0.58	33,000
0.21	2,229,000	0.51	37,000
0.14	3,928,000	0.36	45,000
0.07	9,693,000	0.20	63,000
Note: The tonnage and total ounces of gold were determined from the statistical block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to the effect of rounding.

This updated resource estimate includes all data available through August, 2011.The estimate has been prepared by Gustavson Associates, LLC of Lakewood, Colorado, under the direction of Ms. Terre A. Lane, an independent Qualified Person.  All estimates were prepared utilizing standard industry software and resource estimation methodology.Further details will be available in a new NI 43-101 technical report, which will be posted on SEDAR (www.sedar.com), no later than 45 days from the date of this release.  A Feasibility Study using the updated resource is currently in progress.

The Pan Project in White Pine County, Nevada is a bulk tonnage,Carlin-style, sediment-hosted gold deposit. The deposit remains open to the north, to the south, and at depth.  Midway announced a Prefeasibility Study in April 2011. Using the earlier resource and a base case of $1050/oz gold price, the project had an NPV of $91 million and a 33% Internal Rate of Return.

Information in this release has been reviewed and approved by Ms. Terre A. Lane, Associate Principal Mining Engineer and Mr. Donald E. Hulse (P.E.), Vice President, Mining and Latin American Development, both of Gustavson, “qualified persons" as that term is defined in NI 43-101.  This release has also been reviewed and approved for Midway by Mr. William S. Neal (M.Sc. and CPG), Midway’s Vice President of Geological Services and a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
“Kenneth A. Brunk”
Kenneth A. Brunk, President, COO and Director

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build, and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the projects and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the projects, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the technical report referred to in this press release use the terms "resource", "reserve", "measured resources", "indicated resources" and "inferred resources", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Estimates of mineral resources in this press release and in the technical report referred to in this press release have been prepared in accordance with NI 43-101 and such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Mineral resources are not mineral reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves as defined in the SEC's Guide 7. In addition, "inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures. It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referred to in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.